Exhibit 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amended and Restated Employment Agreement (“Agreement”) is between Clear Channel Outdoor Holdings, Inc. (“CCOH” and such entity together with all past, present, and future parents, divisions, operating companies, subsidiaries, and affiliates are referred to collectively herein as “Company”) and Brian Coleman (“Employee”). Effective as of April 1, 2023 (the “Effective Date”), this agreement supersedes and replaces in its entirety that certain Employment Agreement between the Company and the Employee, effective May 1, 2019 (the “Prior Agreement”).

1.	TERM OF EMPLOYMENT

This Agreement commences on the Effective Date and ends on March 31, 2026 (the “Employment Period”) and shall be automatically extended for additional two (2) year periods, unless either Company or Employee gives written notice of non-renewal that the Employment Period shall not be extended, or is otherwise terminated in accordance with the provisions herein. Notice must be provided between September 1st and October 1st prior to the end of the then-applicable Employment Period (the “Notice of Non-Renewal Period”). The term “Employment Period” shall refer to the Employment Period if and as so extended.

2.	TITLE AND EXCLUSIVE SERVICES

(a)

Title and Duties. Employee’s title is Chief Financial Officer of Clear Channel Outdoor Holdings, Inc., reporting directly to the Chief Executive Officer of the Company. Employee will perform job duties that are usual and customary for this position, based primarily out of the Company’s corporate offices in San Antonio, Texas.

(b)

Exclusive Services. Employee shall not be employed or render services elsewhere during the Employment Period; provided, however, that Employee may participate in professional, civic or charitable organizations so long as such participation is unpaid and does not interfere with the performance of Employee’s duties or would constitute a breach of Employee’s obligations under Sections 4, 5, 6 or 7 of this Agreement.

(c)

Pre-Conditions. Employee affirms that no obligation exists with any prior employer or entity which would prevent full performance of this Agreement, or subject Company to any claim with respect to Company’s employment of Employee.

3.	COMPENSATION AND BENEFITS

(a)

Base Salary. Employee shall be paid an annualized salary of Seven Hundred Thousand Dollars ($700,000.00) (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s regular payroll practices and pursuant to Company policy, which may be amended from time to time and shall not be decreased during the Employment Period. Employee is eligible for salary increases at Company’s discretion based on Company and/or individual performance.

(b)	Vacation. Employee is eligible for twenty (20) vacation days per calendar year, prorated as necessary, and subject to the Company’s applicable policies.

(c)

Annual Bonus. Eligibility for an annual bonus (“Annual Bonus”) is based on financial and performance criteria established by the Compensation Committee of CCOH and approved in the annual budget, pursuant to the terms of the applicable bonus plan which operates at the discretion of Company and its Board of Directors, and is not a guarantee of compensation. The payment of any Annual Bonus shall be no later than March 15 each calendar year following the year in which the Annual Bonus was earned, within the short-term deferral period under the Internal Revenue Code Section 409A and the applicable regulations thereunder (“Section 409A”). Employee’s Annual Bonus target shall be one hundred percent (100%) of Employee’s annual Base Salary and will be prorated for changes in base salary or bonus target that occur during the applicable plan year.

(d)	[Reserved.]

(e)

Annual Long Term Incentive. Beginning in fiscal year 2023, Employee will be eligible for annual Long Term Incentive opportunities with a target value of $1,350,000.00 for each award granted pursuant to the Company’s 2012 Second Amended and Restated Stock Incentive Plan, and applicable award agreement, consistent with other comparable positions, taking into consideration demonstrated performance and potential, and subject to approval by the Chief Executive Officer and the Board of Directors or the Compensation Committee of CCOH, as applicable, provided that, in no event shall the grant date fair value of any such award be less than Three Hundred Thousand Dollars ($300,000.00) on the date of grant.

(f)	[Reserved.]

(g)	Benefits. Employee will be eligible to participate in various benefit programs provided by Company on the same terms and conditions as they are made available to other similarly situated employees.

(h)

Expenses. Company will reimburse Employee for business expenses, consistent with past practices pursuant to Company policy. Any reimbursement that would constitute nonqualified deferred compensation shall be paid pursuant to Section 409A.

(i)	Travel. Employee is authorized to fly business class for any business-related flight that is three (3) hours or more.

(j)	Compensation pursuant to this Section 3 shall in all cases be less applicable payroll taxes and other deductions.

4.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION

(a)

Company has provided and will continue to provide to Employee confidential information and trade secrets including but not limited to Company’s permits, landlord and property owner information, marketing plans, growth strategies, target lists, performance goals, operational strategies, specialized training expertise, employee development, engineering information, sales information, terms of negotiated leases, client and customer lists, contracts, representation agreements, pricing information, production and cost data, fee information, strategic business plans, budgets, financial statements, technological initiatives, proprietary research or software purchased or developed by Company, information about employees obtained by virtue of an employee’s job responsibilities and other information Company treats as confidential or proprietary (collectively the “Confidential Information”). Confidential Information shall not include any data or information which has been voluntarily disclosed to the public by Company (except where such disclosure has been made by Employee without authorization) or that has been independently developed and disclosed to the general public by others, or otherwise entered the public domain through lawful means. Employee acknowledges that such Confidential Information is proprietary and agrees not to disclose it to anyone outside Company except to the extent that: (i) it is necessary in connection with performing Employee’s duties; or (ii) Employee is required by court order to disclose the Confidential Information, provided that Employee shall promptly inform Company, shall cooperate with Company to obtain a protective order or otherwise restrict disclosure, and shall only disclose Confidential Information to the minimum extent necessary to comply with the court order. Employee agrees to never use trade secrets in competing, directly or indirectly, with Company. When employment ends, Employee will immediately return all Confidential Information to Company.

(b)

Employee understands, agrees and acknowledges that the provisions in this Agreement do not prohibit or restrict Employee from communicating with the DOJ, SEC, DOL, NLRB, EEOC or any other governmental authority, exercising Employee’s rights, if any, under the National Labor Relations Act to engage in protected concerted activity, making a report in good faith and with a reasonable belief of any violations of law or regulation to a governmental authority or cooperating with or participating in a legal proceeding relating to such violations including providing documents or other information. Employee is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (a) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.

(c)

The terms of this Section 4 shall survive the expiration or termination of this Agreement for any reason. Further, this Section 4 shall not be applied to interfere with Employee’s rights under Section 7 of the National Labor Relations Act.

5.	NON-INTERFERENCE WITH COMPANY EMPLOYEES

(a)

To further preserve Company’s Confidential Information, goodwill and legitimate business interests, during employment and for twelve (12) months after Employee’s employment with the Company ends (the “Non-Interference Period”), Employee will not, directly or indirectly, hire, engage or solicit any current employee of Company with whom Employee, within the twelve (12) months prior to Employee’s termination, had contact, supervised or received Confidential Information about, to provide services elsewhere or cease providing services to Company.

(b)	The terms of this Section 5 shall survive the expiration or termination of this Agreement for any reason.

6.	NON-SOLICITATION OF CLIENTS

(a)

To further preserve Company’s Confidential Information, goodwill and legitimate business interests, for twelve (12) months after Employee’s employment with the Company ends (the “Non-Solicitation Period”), Employee will not, directly or indirectly, solicit Company’s clients, governmental or quasi-governmental organizations or their affiliated agencies, or property owners/tenants, licensors, or property managers with whom Employee, within the twelve (12) months prior to Employee’s termination, engaged, had contact or received Confidential Information about (“Restricted Clients”). For the purposes of this Section 6, “solicit” shall mean (i) inducing or attempting to induce Restricted Clients to diminish or cease doing business with Company; (ii) inducing or attempting to induce Restricted Clients to advertise with or do business with a Competitor (as defined below); or (iii) inducing or attempting to induce Restricted Clients to enter into any transaction which would have an adverse effect on Company.

(b)	The terms of this Section 6 shall survive the expiration or termination of this Agreement for any reason.

7.	NON-COMPETITION AGREEMENT

(a)

To further preserve Company’s Confidential Information, goodwill, specialized training expertise, and legitimate business interests, Employee agrees that during Employee’s employment with the Company and for twelve (12) months after Employee’s employment with the Company ends (the “Non-Compete Period”), Employee will not perform, directly or indirectly, the same or similar services provided by Employee for Company, or in a capacity that would otherwise likely result in the use or disclosure of Confidential Information, for any entity engaged in a business in which Company is engaged (including such business that is in the research, development or implementation stages), and with which Employee participated at the time of Employee’s termination or within the twelve (12) months prior to Employee’s termination or about which Employee received Confidential Information (each such entity, a “Competitor”), including, but not limited to: JC Decaux Corporation; Titan Media Company; Reagan Outdoor; Fairway Outdoor; Adams Outdoor; Outfront Media or Lamar Advertising Company, in any geographic region in which Employee has or had duties or in which Company does business and about which Employee has received Confidential Information and with which Employee participated at the time of Employee’s termination or within the twelve (12) months prior to Employee’s termination (the “Non-Compete Area”).

(b)	The terms of this Section 7 shall survive the expiration or termination of this Agreement for any reason.

8.	TERMINATION

This Agreement and/or Employee’s employment may be terminated at any time by mutual written agreement, signed by Employee and Company and approved by a representative of Company’s Legal Department, or as set forth below:

(a)	Death. The date of Employee’s death shall be the termination date.

(b)

Disability. Company may terminate this Agreement and/or Employee’s employment if Employee is unable to perform the essential functions of Employee’s full-time position for more than one hundred eighty (180) days in any twelve (12)-month period, subject to applicable law.

(c)	Termination By Company. Company may terminate employment with or without Cause. “Cause” means:

(i)

willful misconduct, including, without limitation, violation of sexual or other harassment policy, misappropriation of or material misrepresentation regarding property of Company, other than customary and de minimis use of Company property for personal purposes, as determined in the reasonable discretion of Company;

(ii)	willful and repeated non-performance of duties (other than by reason of disability);

(iii)	willful and repeated failure to follow lawful directives;

(iv)

a felony conviction, a plea of nolo contendere to a felony by Employee, or other conduct by Employee that has or would result in material injury to Company’s reputation, including conviction of fraud, theft, embezzlement, or a crime involving moral turpitude;

(v)	a material breach of this Agreement; or

(vi)	a significant violation of Company’s employment and management policies made known to Employee on Company’s intranet website or otherwise.

If Company elects to terminate for Cause under (c)(ii), (iii), (v) or (vi), Employee shall have fifteen (15) days to cure to the reasonable satisfaction of Company after written notice by Company specifying the alleged conduct giving rise to Cause within thirty (30) days of learning of the alleged conduct, except where such cause, by its nature, is not curable as determined by Company or the termination is based upon a recurrence of an act previously cured by Employee.

(d)

Non-Renewal. Following notice by either party under Section 1, Company shall determine the termination date and may, in its sole discretion, modify Employee’s duties and/or responsibilities at any point after such notice has been provided, through the end of the Employment Period. Modification of Employee’s duties and/or responsibilities pursuant to this sub-section shall not (i) lessen Employee’s current Base Salary; (ii) trigger Good Cause by Employee under Section 8(e); or (iii) affect Employee’s ability to market himself as the Chief Financial Officer.

(e)

Termination By Employee for Good Cause. Subject to Section 8(d), Employee may terminate Employee’s employment at any time for “Good Cause,” which is: (i) a change in reporting lines such that Employee is no longer directly reporting to the CEO of Clear Channel Outdoor Holdings, Inc.; (ii) a relocation of Employee’s offices outside a fifty (50)-mile radius from the San Antonio metropolitan area; (iii) Company’s continued failure to comply with a material term of this Agreement after written notice by Employee specifying the alleged failure; (iv) a substantial and unusual increase in responsibilities and authority without an offer of additional reasonable compensation as determined by Company in light of compensation for similarly situated employees; (v) a substantial and unusual reduction in responsibilities or authority; or (vi) a reduction in Employee’s Base Salary or Annual Bonus Target. If Employee elects to terminate Employee’s employment for “Good Cause,” Employee must provide Company written notice within thirty (30) days, after which Company shall have thirty (30) days to cure. If Company has not cured and Employee elects to terminate Employee’s employment, Employee must do so within ten (10) days after the end of the cure period.

9.	COMPENSATION UPON TERMINATION

(a)

Death. Company shall, within thirty (30) days of the date of Employee’s death, pay to Employee’s designee or, if no person is designated, to Employee’s estate, Employee’s accrued and unpaid Base Salary and any earned but unpaid Annual Bonus for the year prior to the year in which termination occurs (“Prior Year Bonus”), if any, through the date of termination, and any business expenses incurred by Employee but not yet reimbursed by Company, and any other payments required to be paid or provided under applicable employee benefit plans or equity plans or equity award agreements, which shall be paid or provided in accordance with the terms of such plans, agreements and/or policies (less applicable payroll taxes and other deductions) (collectively the “Accrued Obligations”).

(b)	Disability. Company shall, within thirty (30) days, pay all Accrued Obligations.

(c)

Termination by Company for Cause. Company shall, within thirty (30) days, pay to Employee Employee’s accrued and unpaid Base Salary through the termination date and any payments required under applicable employee benefit plans.

(d)	Termination by Company Without Cause/Non-Renewal by Company/Termination by Employee for Good Cause.

(i)	If Company terminates employment without Cause or following the Company’s non-renewal pursuant to Section 1, or if Employee terminates for Good Cause, Company will pay all Accrued Obligations.

(ii)

In addition, if Employee signs a Severance Agreement and General Release of claims in a form satisfactory to Company (the “Release”) and Employee does not revoke such Release within any time period revocation is permitted by the Release’s terms:

(1) Company will pay Employee, in periodic payments in accordance with ordinary payroll practices and deductions, Employee’s current Base Salary for twelve (12) months (such period, the “Company Termination Severance Pay Period” and such payments, the “Company Termination Severance Payments”).

(2) Employee shall remain eligible for a pro-rata portion of the Annual Bonus for the year in which such termination occurs, calculated based upon actual performance and pro-rated to reflect Employee’s period of employment during the performance period through the date of termination; provided further that calculation and payment of the bonus, if any, will be made pursuant to the plan in effect during the termination year.

(3) Notwithstanding anything to the contrary set forth in any equity award agreements between the Company and Employee (except in circumstances where treatment more favorable to Employee is provided in any such equity award agreement), (x) any unvested CCOH equity awards granted prior to the Effective Date shall vest in full on the date of termination; (y) any unvested time-vesting equity awards granted after the Effective Date which are scheduled to vest within the twelve (12) month period following the date of termination shall vest in full on the date of termination pursuant to this Section 9(d); and (z) any outstanding and unvested performance stock units granted after the Effective Date will vest as follows: (i) one-third (1⁄3) of the target number of shares underlying the performance stock units are eligible to vest if the date of termination is before the date which is two (2) years prior to the Vesting Date (as defined in the applicable award agreement), (ii) two-thirds (2⁄3) of the target number of shares underlying the performance stock units are eligible to vest if the date of termination is on or after the date which is two (2) years prior to the Vesting Date but before the date which is one (1) year prior to the Vesting Date, and (iii) one hundred percent (100%) of the target number of shares underlying the performance stock units are eligible to vest if the date of termination is on or after the date which is one (1) year prior to the Vesting Date. The portion of the performance stock units eligible to vest pursuant to this Section 9(d) will remain outstanding and eligible to be earned at the end of the applicable performance period based on the relative total shareholder return performance (or other applicable performance metric) as outlined in the applicable award agreement and, if earned, will then be distributed to Employee within sixty (60) days.

The Release shall be provided to Employee on or before Employee’s termination date and must be executed by Employee and irrevocable by the thirtieth (30th) day following the termination date. The payments and benefits described above shall be provided to Employee (or shall begin to be provided to Employee, as applicable) no later than the second regularly scheduled payroll date following the date that the Release is effective and irrevocable, subject to Section 18 below; provided, however, in the event that the period in which Employee has to review and execute the Release begins in one tax year and ends in a later tax year, the payments and benefits described above shall be provided to Employee (or shall begin to be provided to Employee, as applicable) in the later tax year.

(e)

Non-Renewal by Employee. If Employee gives notice of non-renewal under Section 1, Company shall pay all Accrued Obligations. If the termination date is before the end of the then current Employment Period, and if Employee signs a Release and Employee does not revoke such Release within any time period revocation is permitted by the Release’s terms, then Company will, in periodic payments in accordance with ordinary payroll practices and deductions, pay Employee an amount equal to Employee’s pro-rata Base Salary through the end of the then current Employment Period (such payments, the “Employee Non-Renewal Severance Payments” and such period, the “Employee Non-Renewal Severance Pay Period” and together with the Company Termination Severance Payments and the Company Termination Severance Pay Period, respectively, the “Severance Payments” and the “Severance Pay Period”).

(f)	Employment by Competitor or Re-hire by Company During Severance Pay Period.

(i)

If Employee is in breach of any post-employment obligations or covenants, or if Employee is hired or engaged in any capacity by any Competitor of Company, in Company’s sole discretion, in any location during any Severance Pay Period, Severance Payments shall cease. The foregoing shall not affect Company’s right to enforce the Non-Compete Period pursuant to Section 7. Employee acknowledges that each individual Severance Payment received is adequate and independent consideration to support Employee’s Release, as each is something of value to which Employee would not have otherwise been entitled at termination had Employee not executed a Release and such Release had not become irrevocable.

(ii)

If Employee is rehired by Company during any Severance Pay Period, Severance Payments shall cease; however, if Employee’s new Base Salary is less than Employee’s previous Base Salary, Company shall pay Employee the difference between Employee’s previous and new Base Salary for the remainder of the Severance Pay Period.

10.	[Reserved.]

11.	OWNERSHIP OF MATERIALS

(a)

Employee agrees that all inventions, improvements, discoveries, designs, technology, and works of authorship (including but not limited to computer software) made, created, conceived, or reduced to practice by Employee, whether alone or in cooperation with others, during employment, together with all patent, trademark, copyright, trade secret, and other intellectual property rights related to any of the foregoing throughout the world, are among other things works made for hire (the “Works”) and at all times are owned exclusively by Company, and in any event, Employee hereby assigns all ownership in such rights to Company. Employee understands that the Works may be modified or altered and expressly waives any rights of attribution or integrity or other rights in the nature of moral right (droit morale) for all uses of the Works. Employee agrees to provide written notification to Company of any Works covered by this Agreement, execute any documents, testify in any legal proceedings, and do all things necessary or desirable to secure Company’s rights to the foregoing, including without limitation executing inventors’ declarations and assignment forms, even if no longer employed by Company. Employee agrees that Employee shall have no right to reproduce, distribute copies of, perform publicly, display publicly, or prepare derivative works based upon the Works. Employee hereby irrevocably designates and appoints the Company as Employee’s agent and attorney-in-fact, to act for and on Employee’s behalf regarding obtaining and enforcing any intellectual property rights that were created by Employee during employment and related to the performance of Employee’s job. Employee agrees not to incorporate any intellectual property created by Employee prior to Employee’s employment, or created by any third party, into any Company work product. This Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of Company was used and which invention was developed entirely on Employee’s own time, so long as the invention does not: (i) relate directly to the business of the Company; (ii) relate to the Company’s actual or demonstrably anticipated research or development, or (iii) result from any work performed by Employee for Company.

(b)	The terms of this Section 11 shall survive the expiration or termination of this Agreement for any reason.

12.	PARTIES BENEFITED; ASSIGNMENTS

This Agreement shall be binding upon Employee, Employee’s heirs and Employee’s personal representative or representatives, and upon Company and its respective successors and assigns. Employee hereby consents to the Agreement being enforced by any successor or assign of the Company without the need for further notice to or consent by Employee. Neither this Agreement nor any rights or obligations hereunder may be assigned by Employee, other than by will or by the laws of descent and distribution.

13.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of Texas and Employee expressly consents to the personal jurisdiction of the Texas state and federal courts for any lawsuit relating to this Agreement.

14.	LITIGATION AND REGULATORY COOPERATION

During and after employment, Employee shall reasonably cooperate in the defense or prosecution of claims, investigations, or other actions which relate to events or occurrences during employment. Employee’s cooperation shall include being available to prepare for discovery or trial and to act as a witness. Company will pay an hourly rate (based on Base Salary as of the last day of employment) for cooperation that occurs after employment, and reimburse for reasonable expenses, including travel expenses, reasonable attorneys’ fees and costs.

15.	INDEMNIFICATION

Company shall defend and indemnify Employee for acts committed in the course and scope of employment. Employee shall indemnify Company for claims of any type concerning Employee’s conduct outside the scope of employment, subject to any limitations under applicable law and the Company’s governance documents, or the breach by Employee of this Agreement.

16.	DISPUTE RESOLUTION

(a)

Arbitration. This Agreement is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving commerce. This Dispute Resolution Section (“Arbitration Agreement”) applies to any dispute arising out of or related to Employee’s employment with Company or termination of employment. Nothing contained in this Arbitration Agreement shall be construed to prevent or excuse Employee from using the Company’s existing internal procedures for resolution of complaints, and this Arbitration Agreement is not intended to be a substitute for the use of such procedures. Except as it otherwise provides, this Arbitration Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Such disputes include without limitation disputes between Employee and Company arising out of or relating to interpretation or application of this Agreement, including the enforceability, revocability or validity of the Agreement or any portion of the Agreement. The Arbitration Agreement also applies, without limitation, to disputes between Employee and Company regarding the employment relationship, trade secrets, unfair competition, compensation, breaks and rest periods, termination, or harassment and claims arising under the Uniform Trade Secrets Act, Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, and state statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims.

(b)

The following claims are excluded from this Arbitration Agreement: workers compensation, state disability insurance, unemployment insurance claims, and claims for benefits under employee benefit plans covered by the Employee Retirement Income Security Act that contain an appeal procedure or other exclusive and/or binding dispute resolution procedure in the respective plan. Disputes that may not be subject to pre-dispute arbitration agreements as provided by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Public Law 111-203) are also excluded from the coverage of this Arbitration Agreement. Nothing in this Arbitration Agreement prevents Employee from making a report to or filing a claim or charge with a government agency, including without limitation the Equal Employment Opportunity Commission, U.S. Department of Labor, U.S. Securities and Exchange Commission, National Labor Relations Board, or Office of Federal Contract Compliance Programs. Nothing in this Arbitration Agreement prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Agreement. This Arbitration Agreement also does not prevent federal administrative agencies from adjudicating claims and awarding remedies based on those claims, even if the claims would otherwise be covered by this Arbitration Agreement. Nothing in this Arbitration Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration. The Company will not retaliate against Employee for filing a claim with an administrative agency or for exercising rights (individually or in concert with others) under Section 7 of the National Labor Relations Act.

(c)

An arbitrator (the “Arbitrator”) shall be selected by mutual agreement of the Company and the Employee. Unless the Employee and Company mutually agree otherwise, the Arbitrator shall be an attorney licensed to practice in the location where the arbitration proceeding will be conducted or a retired federal or state judicial officer who presided in the jurisdiction where the arbitration will be conducted. If for any reason the parties cannot agree to an Arbitrator, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted for appointment of a neutral Arbitrator. The court shall then appoint an Arbitrator, who shall act under this Arbitration Agreement with the same force and effect as if the parties had selected the Arbitrator by mutual agreement. The location of the arbitration proceeding shall be no more than forty-five (45) miles from the place where the Employee last worked for the Company, unless each party to the arbitration agrees in writing otherwise.

(d)

A demand for arbitration must be in writing and delivered by hand or first class mail to the other party within the applicable statute of limitations period. Any demand for arbitration made to the Company shall be provided to the Company’s Legal Department, 20880 Stone Oak Parkway, San Antonio, Texas 78258. The Arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

(e)

In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the Arbitrator. The Federal Rules of Civil Procedure shall govern any depositions or discovery efforts, and the arbitrator shall apply the Federal Rules of Civil Procedure when resolving any discovery disputes.

(f)

Class Action Waiver. In the event of any dispute, controversy or claim arising out of employment with, or otherwise relating to Employee’s relationship with Company, claims may only be brought by Employee or by Company in the Employee’s individual capacity, and not as a plaintiff or class member in any purported class, collective, or other joint proceeding. In that regard, Employee specifically agrees not to file, initiate directly or indirectly, join or participate in any class, collective, or other representative proceeding against Company and its respective directors, officers, agents, representatives and employees. If a class, collective, or other representative proceeding is filed purporting to include Employee, Employee shall promptly take all steps to refrain from opting in or to opt-out and will otherwise exclude Employee from the proceeding, as applicable. Claims covered by this waiver may not be joined or consolidated with claims of other individuals without the consent of both Company and Employee. Notwithstanding any other clause contained in this Agreement, the preceding Class Action Waiver shall not be severable from this Arbitration Agreement in any case in which the dispute to be arbitrated is brought as a class, collective or representative action. Although an Employee will not be retaliated against, disciplined or threatened with discipline as a result of Employee’s exercising rights under Section 7 of the National Labor Relations Act by the filing of or participation in a class, collective or representative action in any forum, the Company may lawfully seek enforcement of this Arbitration Agreement and the Class Action Waiver under the Federal Arbitration Act and seek dismissal of such class, collective or representative actions or claims. Notwithstanding any other clause contained in this Arbitration Agreement, any claim that all or part of the Class Action Waiver Is unenforceable, unconscionable, void or voidable may be determined only by a court of competent jurisdiction and not by an arbitrator.

(g)

Each party will pay the fees for its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. However, in all cases where required by law, the Company will pay the Arbitrator’s and arbitration fees. If under applicable law the Company is not required to pay all of the Arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties by the Arbitrator in accordance with applicable law.

(h)

Within thirty (30) days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party and file with the Arbitrator a brief. The Arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the Arbitrator. The Arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, neither a party nor an Arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration.

(i)

Injunctive Relief. A party may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy, but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such provisional relief.

(j)

This Section 16 is the full and complete agreement relating to the formal resolution of employment-related disputes. In the event any portion of this Section 16 is deemed unenforceable and except as set forth in Section 16(f), the remainder of this Agreement will be enforceable.

(k)	This Section 16 shall survive the expiration or termination of this Agreement for any reason.

Employee Initials: /s/ BC                Company Initials: /s/ SW

17.	REPRESENTATIONS AND WARRANTIES OF EMPLOYEE

Employee represents that Employee is under no contractual or other restriction inconsistent with the execution of this Agreement, the performance of Employee’s duties hereunder, or the rights of Company. Employee represents that Employee is under no disability that prevents Employee from performing the essential functions of Employee’s position, with or without reasonable accommodation.

18.	SECTION 409A COMPLIANCE

(a)

Notwithstanding anything to the contrary in this Agreement, no severance payments or benefits to be paid or provided to Employee, if any, under this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (together, the “Deferred Payments”) will be paid or provided until Employee has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Employee, if any, under this Agreement that otherwise would be exempt from Section 409A pursuant to Section 1.409A-1(b)(9) of the Treasury Regulations will be payable until Employee has a “separation from service” within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations A.

(b)

It is intended that none of the severance payments or benefits under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in paragraph (d) below or resulting from an involuntary separation from service as described in paragraph (e) below. In no event will Employee have discretion to determine the taxable year of payment of any Deferred Payment or payment made upon a separation from service. Any severance payments or benefits payable pursuant to this Agreement will be payable as provided in Section 9(d).

(c)

Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Employee’s separation from service, will become payable on the date six (6) months and one (1) day following the date of Employee’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Employee’s death following Employee’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b) of the Treasury Regulations.

(d)

Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of paragraph (a) above.

(e)

Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of paragraph (a) above.

(f)

The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the payments and benefits to be provided under the Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Employee under Section 409A. In no event will Company reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Company’s taxable year preceding Company’s taxable year of Employee’s termination of employment as determined under Section 1.409A-1(b)(9)(iii)(A)(1) of the Treasury Regulations and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

19.	[Reserved.]

20.	[Reserved.]

21.	MISCELLANEOUS

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof for the period defined and, upon its Effective Date, supersedes and nullifies all prior or contemporaneous conversations, negotiations, or agreements (oral or written) regarding the subject matter of this Agreement, including, without limitation, the Prior Agreement. To the extent this Agreement has been executed prior to its Effective Date and other agreements are in place as of the date of execution, such other agreements remain in place until the Effective Date has been reached, and the terms of this Agreement shall not be in effect unless and until the Effective Date has been reached. This Agreement may not be modified or amended except in writing signed by Employee and Company, and approved by a representative of Company’s Legal Department. This Agreement may be executed in counterparts, a counterpart transmitted via electronic means, and all executed counterparts, when taken together, shall constitute sufficient proof of the parties’ entry into this Agreement. The parties agree to execute any further or future documents which may be necessary to allow the full performance of this Agreement. The failure of a party to require performance of any provision of this Agreement shall not affect the right of such party to later enforce any provision. A waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any subsequent breach of the same or any other term or condition. If any provision of this Agreement shall, for any reason, be held unenforceable, such unenforceability shall not affect the remaining provisions hereof, except as specifically noted in this Agreement, or the application of such provisions to other persons or circumstances, all of which shall be enforced to the greatest extent permitted by applicable law. Company and Employee agree that the restrictions contained in Section 4, 5, 6, 7, and 11 are material terms of this Agreement, reasonable in scope and duration and are necessary to protect Company’s Confidential Information, goodwill, specialized training expertise, and legitimate business interests. If any restrictive covenant is held to be unenforceable because of the scope, duration or geographic area, the parties agree that the court or arbitrator may reduce the scope, duration, or geographic area, and in its reduced form, such provision shall be enforceable. Should Employee violate the provisions of Sections 5, 6, or 7, then in addition to all other remedies available to Company, the duration of these covenants shall be extended for the period of time when Employee began such violation until Employee permanently ceases such violation. Employee agrees that no bond will be required if an injunction is sought to enforce any of the covenants previously set forth herein. To the extent any subsequent agreement, plan or document applying or pertaining to Employee contains restrictive covenants of a similar nature and subject as those contained in Sections 5, 6 and/or 7 of this Agreement, Company and Employee agree that the terms of this Agreement shall prevail and control over such agreement, plan or document. In the event that Employee’s employment continues for any period of time following the end of the Employment Period, unless and until agreed to in a new executed agreement, such employment or continuation thereof is “at-will” and may be terminated at any time by either party. The headings in this Agreement are inserted for convenience of reference only and shall not control the meaning of any provision hereof. Nothing in this Agreement shall be construed to control or modify which entity (among the Company’s family of entities) is the Employee’s legal employer for purposes of any laws or regulations governing the employment relationship. Employee acknowledges receipt of Company’s Employee Guide, Code of Conduct and other Company policies (available on the Company’s intranet website) and agrees to review and abide by their terms, which along with any other policy referenced in this Agreement may be amended from time to time at Company’s discretion. Employee understands that Company policies do not constitute a contract between Employee and Company. Any conflict between such policies and this Agreement shall be resolved in favor of this Agreement.

Upon full execution by all parties, this Agreement shall be effective on the Effective Date in Section 1.

EMPLOYEE:

/s/ Brian Coleman	Date: March 7, 2023
Brian Coleman

COMPANY:

/s/ Scott Wells	Date: March 7, 2023
Scott Wells

Chief Executive Officer - Clear Channel Outdoor Holdings, Inc.